                                                               Exhibit 1



For further information:  Dan Donovan
412-690-1370


CNG International Increases
Interests in Three Argentina Utilities


PITTSBURGH, March 30, 1998 - CNG International Corporation, a subsidiary of Consolidated Natural Gas Company, today announced it has increased its interests in two Argentina gas companies and one Argentina electric company by $45 million.
CNG International has purchased an additional 9.05 percent in two gas holding companies, Sodigas Pampeana and Sodigas Sur, and an additional five percent interest in an electric holding company, Buenos Aires Energy Company (BAECO) from Loma Negra, an Argentina company. The purchase now gives CNG International 21.55 percent of the gas companies and 25 percent of the electric company.
CNG International purchased its original share of the utilities in December. The gas utilities serve 1.1 million customers using 335 billion cubic feet of natural gas a year. The electric utility serves 400,000 customers using 1800 gigawatt-hours a year.
Earlier this week, CNG International completed its second major purchase in Australia, a one-third interest in a $1.7 billion natural gas pipeline privatized by the Western Australia government. The 925-mile pipeline will be operated by Epic Energy Australia, CNG's venture in Australia. Epic Energy is now the largest gas transmission company in Australia.

Including its first purchase 15 months ago, CNG International has invested over $300 million, primarily in Argentina utilities and Australia pipelines.
CNG International, based in Reston, Virginia, is a subsidiary of Consolidated Natural Gas Company (CNG), one of the nation's largest producers, transporters, distributors and marketers of natural gas.

#####


CNG's recent news releases are available 24 hours a day on the Internet, by fax machine, or by voice recording. On the Internet, use CNG's web site:
www.cng.com   For faxing, call 1-800-758-5804 on a touch-tone phone and enter
CNG's company extension, which is 203456. From a menu, you will then be able to select releases that will be faxed to you immediately without charge. For voice recordings, call 1-888-CNG-NEWS. This line is toll-free.